Exhibit 99.1

Independence Contract Drilling, Inc. Reports Certain Operational And Financial Data For Second Quarter Of 2020

HOUSTON, July 1, 2020 /PRNewswire/ -- Independence Contract Drilling, Inc. (the "Company" or "ICD") (NYSE: ICD) provided the following operational and financial updates for the three months ended June 30, 2020:

  The Company expects to report approximately 834 revenue days during the three months ended June 30, 2020. Reported revenue days exclude rigs earning revenues on an early termination basis.
  The Company expects to report a backlog of term contracts with original terms of six months or more of approximately $15.1 million as of June 30, 2020, representing approximately 2.26 rig years of work. Of this backlog, 84% is expected to be realized during the remainder of 2020.
  The Company exited the quarter with five rigs operating and one additional rig earning revenue on an early termination basis.
  During the second quarter of 2020, the Company issued 1,192,566 shares of common stock at an average gross selling price of $6.15 per share pursuant to its ATM stock offering. The Company expects weighted average shares outstanding for the three months ended June 30, 2020, to be approximately 4,018,000 shares.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients' production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company's Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INVESTOR CONTACTS:

Independence Contract Drilling, Inc.
E-mail inquiries to: Investor.relations@icdrilling.com
Phone inquiries: (281) 598-1211